October 6, 2006

Advanced Technology Acquisition Corp.
14 A Achimeir Street
Ramat Gan 52587, Israel

Ladies and Gentlemen:

We are acting as counsel to Advanced Technology Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement (the “Registration Statement”) on Form S-1 relating to the sale by the Company of (i) 25,000,000 units (the “Units”), with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant (each, a “Warrant”) to purchase one share of Common Stock, (ii) up to 3,750,000 Units (the “Over-Allotment Units”) which CRT Capital Group LLC, as the Underwriter, will have a right to purchase from the Company to cover over-allotments, if any, (iii) up to 1,500,000 Units (the “Purchase Option Units”) which CRT will have the right to purchase (the “Purchase Option”) for its own account or that of its designees, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and the Purchase Option Units.

In connection with the rendering of this opinion, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant. We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, it is our opinion that:

1. The shares of Common Stock included in the Units and the Over-Allotment Units have been duly authorized and, upon delivery by the purchaser of the consideration for such shares, will be validly issued and outstanding, and fully paid and nonassessable. The shares of Common Stock issuable upon exercise of the Warrants included in the Units and the Over-Allotment Units have been duly and validly authorized and, to our knowledge, reserved for issuance upon exercise of such Warrants, and such shares of Common Stock, when so issued upon exercise of the Warrants and upon delivery by the purchaser of the consideration for such shares, will be duly authorized, validly issued and outstanding, and fully paid and nonassessable.

Advanced Technology Acquisition Corp.
October 6, 2006

2. The shares of Common Stock included in the Purchase Option Units have been duly authorized and, upon delivery by the purchaser of the consideration for such shares, will be validly issued and outstanding, and fully paid and nonassessable. The shares of Common Stock issuable upon exercise of the Warrants included in the Purchase Option Units have been duly and validly authorized and, to our knowledge, reserved for issuance upon exercise of such Warrants, and such shares of Common Stock, when so issued upon exercise of the Warrants and upon delivery by the purchaser of the consideration for such shares, will be duly authorized, validly issued and outstanding, and fully paid and nonassessable.

3. Each of the Warrants, the Warrants included in the Over-Allotment Units, the Purchase Option and the Purchase Option Warrants constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

We are opining solely on (A) the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting those laws and provisions, and (B) the laws of the State of New York, including the rules and regulations underlying those laws and all applicable judicial and regulatory determinations relating thereto. We express no opinion as to the laws, statutes, rules or regulations of any other jurisdictions.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

Proskauer Rose LLP